UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2011, the Board of Directors of Sterling Construction Company, Inc. (the "Company") increased the size of the Board from eight directors to nine directors and elected David R. A. Steadman to fill the vacancy thereby created to serve until the next Annual Meeting of Stockholders.  The Board also appointed Mr. Steadman a member of the Corporate Governance & Nominating Committee.

Mr. Steadman served as a director of the Company from 2008 until 2011, but was not nominated for re-election at the 2011 Annual Meeting of Stockholders at his own request.  The Board created the vacancy and elected Mr. Steadman to fill it in response to the fact, in part, that both ISS Proxy Advisory Services and Glass Lewis & Co. advised their clients with respect to the Company's 2011 Annual Meeting of Stockholders that only 50% of the Company's directors are independent, notwithstanding that under The NASDAQ Stock Market listing standards, 62.5% of the Company's directors are independent.

Mr. Steadman has agreed to serve until the next Annual Meeting of Stockholders and until his successor is elected and qualified and will be compensated according to the standard compensation arrangements for non-employee directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 7, 2011                                                                                Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President